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                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into this 25th day of June, 2003 by and among the Catherine U. Biddle Irrevocable Trust dated April 26, 1994 (the "CUB Trust"), Urstadt Realty Associates Co LP, a Delaware limited partnership ("URACO"), and Urstadt Property Company, Inc., a Delaware corporation ("UPCO").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the CUB Trust has executed a Secured Promissory Note dated April 26, 1994, in the principal amount of $5,850,000 in favor of UPCO (the "Note");

         WHEREAS, pursuant to a Stock Pledge Agreement dated April 26, 1994, by and between the CUB Trust and UPCO (the "Pledge Agreement"), the CUB Trust has pledged (i) 821,975 shares of Common Stock, and (ii) 78,025 shares of Class A Common Stock, of Urstadt Biddle Properties Inc., a Maryland corporation (collectively, the "Shares") to UPCO in order to secure the obligations of the CUB Trust under the Note;

         WHEREAS, the CUB Trust desires (i) to become a limited partner of URACO, and (ii) make a capital contribution of the Shares subject to the obligations of the Note to URACO in exchange for its limited partnership interest in URACO;

         WHEREAS, the Pledge Agreement requires the CUB Trust to obtain the prior written consent of UPCO prior to any transfer of the Shares; and

         WHEREAS, UPCO will only consent to the transfer of the Shares to URACO provided that (i) URACO agrees to be bound by the terms and conditions of the Pledge Agreement, and (ii) the CUB Trust remains liable to UPCO for the obligations under the Note.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

         1. Transfer and Acceptance of Shares Subject to the Obligations of the Note. In consideration for, among other things, the limited partnership interests in URACO, the CUB Trust hereby conveys, transfers, assigns and grants to URACO all of the CUB Trust's right, title and interest in and to the Shares subject to the obligations of the Note. URACO hereby accepts the Shares from the CUB Trust as a capital contribution from the CUB Trust and agrees, on a non-recourse basis, to pay, perform and discharge when due, the obligations under the Note.

         2. Assignment and Assumption of Pledge Agreement. The CUB Trust hereby conveys, transfers, assigns and grants to URACO all of the CUB Trust's rights, obligations and liabilities under the Pledge Agreement. URACO hereby assumes, as of the date hereof, all of the CUB Trust's rights, obligations and liabilities under the Pledge Agreement.



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         3. Consent to Transfer of Shares Subject to the Obligations of the Note
and Assignment of Pledge Agreement. UPCO hereby consents to (i) the transfer of the Shares by the CUB Trust to URACO as a capital contribution to URACO, provided that (a) URACO agrees, on a non-recourse basis, to pay, perform and discharge when due, the obligations under the Note, (b) the CUB Trust remains liable for its obligations under the Note on a recourse basis, and (c) URACO agrees to be bound by the terms and conditions of the Pledge Agreement, and (ii) the assignment of the CUB Trust's rights, obligations and liabilities under the Pledge Agreement to URACO.

         4. No Violation. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof.

         5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns.

         6. Governing Law. The parties have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be determined and enforced in accordance with the laws of the State of New York without giving effect to principles of conflicts of law thereunder.

         7. Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.



                                       2
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         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                    URSTADT PROPERTY COMPANY, INC.

                                    By:    /s/  Daniel T. Keon
                                       -----------------------------------
                                         Name:  Daniel T. Keon
                                         Title: Senior Vice President


                                    CATHERINE U. BIDDLE IRREVOCABLE TRUST

                                    By:    /s/  Charles J. Urstadt
                                       -----------------------------------
                                         Name:  Charles J. Urstadt
                                         Title: Trustee


                                    URSTADT REALTY ASSOCIATES CO LP

                                    By: URSTADT PROPERTY COMPANY, INC.
                                        Its sole general partner

                                    By:    /s/  Daniel T. Keon
                                       -----------------------------------
                                         Name:  Daniel T. Keon
                                         Title: Senior Vice President